UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

M. Frances Keeth	Verizon Communications Inc.
Lead Director	1095 Avenue of the Americas
Chair, Corporate Governance and Policy Committee	New York, New York 10036
Clarence Otis, Jr.
Chair, Human Resources Committee

April 18, 2018

Dear Shareholder,

We are writing on behalf of the Verizon Board of Directors to ask you to support the Board’s positions on the various shareholder proposals contained in this year’s proxy statement. There are six shareholder proposals on the ballot that the Board does not believe are in the interests of our shareholders and therefore recommends that you vote against them.

Vote “Against” Items 4, 5, and 6, which would impose rigid constraints on Verizon’s approach to certain governance matters:

•	Item 4 on the ballot requests that Verizon amend its bylaws to allow shareholders who together own at least 10% of Verizon’s stock to call a special meeting. The Board believes that Verizon’s bylaws already provide for a meaningful “special meeting right” – any individual shareholder who owns at least 10%, or multiple shareholders who together own at least 25% of Verizon’s stock, may call a special meeting. We have carefully considered this issue and believe that these ownership thresholds strike the proper balance between this important shareholder right and the interests of Verizon and its shareholders in the prudent use of corporate resources given the burden and cost of conducting a special meeting.

•	Item 5 on the ballot would require Verizon to undertake additional disclosure obligations concerning its lobbying activities and expenditures. Verizon fully complies with all disclosure obligations imposed by federal, state and local laws relating to its lobbying activities and files all required lobbying reports. In addition, the company’s lobbying activities are subject to robust internal controls, including oversight by the Corporate Governance and Policy Committee of the Board of Directors. For these reasons, we believe additional disclosures are unnecessary.

•	Item 6 on the ballot requests that the Board adopt a policy requiring our Chairman to be an independent Director. The Board firmly believes that it would be unwise to adopt any policy that rigidly prescribes our leadership structure and hinders the Board’s ability to fashion a structure that we believe will be most effective given a particular set of facts and circumstances. Verizon operates in a dynamic and highly competitive industry. It is therefore essential that the Board retain the flexibility to regularly evaluate and, if necessary, change our leadership structure in order to remain highly effective and efficient in response to this dynamic environment.

Vote “Against” Items 7, 8, and 9, which are overly prescriptive and fail to align with the objectives of Verizon’s executive compensation program:

•

Item 7 on the ballot asks Verizon to report on the feasibility of integrating cyber security and data privacy metrics into compensation performance measures of its senior executives. The Board believes that inserting the proposed metrics into senior executive compensation plans would not have the desired effect of preventing data breaches. Rather, it is the Board’s rigorous and consistent oversight of these important risks, and Verizon’s robust cyber security and data privacy programs that will be more effective in preventing security incidents.

•	Item 8 on the ballot requests that Verizon amend its existing claw back policies to remove the requirement of personal fault and provide that mere “conduct”- rather than “willful misconduct” - resulting in significant reputational or financial harm to Verizon would be sufficient to trigger the policies’ application. The Board believes that the company’s existing claw back policies strike the proper balance between empowering executives to exercise the business judgment necessary to deliver shareholder value, on the one hand, and discouraging wrongdoing and grossly negligent behavior that causes Verizon significant reputational or financial harm on the other hand. The proposal also would require public disclosure of the Board’s deliberations concerning the application of the claw back policies. The Board believes that mandating disclosure of its deliberations with respect to specific decisions to claw back compensation would increase the litigation and reputational risks and have a potential chilling effect on the Board’s deliberations.

•	Item 9 on the ballot requests that the Board adopt a policy that would prohibit the payment of so-called “above-market earnings” on the non-tax-qualified retirement savings or deferred income account balances of senior executive officers. The Board notes that, while Securities and Exchange Commission rules require the disclosure of certain compensation that in the rules is described as “above-market earnings,” the investment option that is the focus of this proposal is an index of corporate bond rates published by Moody’s Investor Services, Inc., so the returns are entirely reflective of, and do not constitute a premium above, today’s market for loans to large corporations like Verizon. In addition, because the return on this investment option is lower than that offered by other investment options, it does not increase the expense of retirement programs.

*                *                 *

Thank you for your consideration of our recommendations on these items. You can find additional discussion of these proposals and our views on pages 62-70 of Verizon’s 2018 Proxy Statement. Through our long-standing investor outreach efforts, we have had a robust exchange of ideas with many of you that have helped us hone best-in-class, shareholder-friendly governance and executive compensation practices. We appreciate our ongoing dialogue with you and look forward to continued engagement.

Sincerely,